SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PDL BioPharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Revised Definitive Proxy Statement on Schedule 14A (this “Revised Proxy”) amends and restates the Definitive Proxy Statement on Schedule 14A filed by the Registrant on May 1, 2006 (the “Original Proxy”). Between May 1, 2006 and the date of the filing of this Revised Proxy, several revisions were made to the text of the Proxy Statement that was being prepared for printing and mailing to the Registrant’s stockholders. The revisions made to the text of the Original Proxy are highlighted in this Revised Proxy by underlining in blue insertions of text and striking through in red text that was deleted. The Registrant has mailed no copies of the Original Proxy to its stockholders.

~~PDL BIOPHARMA, INC.~~

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 14, 2006

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of PDL BioPharma, Inc., a Delaware corporation (the “Company”), to be held on June 14, 2006 at 10:00 a.m. at the Company’s corporate headquarters located at 34801 Campus Drive, Fremont, California 94555, for the following purposes:

1. To elect three Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.

3. To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals.

4. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 24, 2006 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available during ordinary business hours at the principal office of the Company for examination by any stockholder for any purpose relating to the meeting and during the meeting at the place of the meeting for examination by any stockholder who is present.

By Order of the Board of Directors

/s/ Andrew L. Guggenhime

Andrew L. Guggenhime Senior Vice President and Chief Financial Officer

Fremont, California

May 15, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE OR VOTE BY TELEPHONE OR THROUGH THE INTERNET SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

~~PDL BIOPHARMA, INC.~~

34801 Campus Drive

Fremont, California 94555

(510) 574-1400

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of PDL BioPharma, Inc., a Delaware corporation (the “Company”), of Proxies for use at the annual meeting of stockholders to be held on June 14, 2006, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being distributed to stockholders on or after May 15, 2006. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company’s directors, officers and others to solicit Proxies, personally, by telephone or by the Internet. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. ~~In addition, we have retained Morrow & Co., Inc., a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $5,500 plus reasonable out-of-pocket expenses.~~ The Annual Report to Stockholders for the fiscal year ended December 31, 2005, including financial statements, is being distributed to stockholders concurrently with the distribution of this Proxy Statement.

VOTING RIGHTS

The securities of the Company entitled to vote at the annual meeting consist of shares of Common Stock. Only stockholders of record at the close of business on April 24, 2006 are entitled to notice of and to vote at the annual meeting. On that date, there were 114,430,549 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. The Company’s Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting.

All registered stockholders can vote by paper Proxy or by telephone by following the instructions included with their Proxy. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their shares. Registered stockholders and stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may vote electronically through the Internet. Signing and returning the Proxy or submitting the Proxy by telephone or through the Internet does not affect the right to vote in person at the annual meeting.

All shares represented by valid Proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described. Any stockholder giving a Proxy has the power to revoke it at any time before it is exercised, whether the Proxy was given by telephone, via the Internet or by returning the Proxy. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by making an authorized Internet or telephone communication on a later date in accordance with the instructions on the enclosed Proxy. It may also be revoked by appearing at the annual meeting and electing to vote in person.

PROPOSAL ONE

NOMINATION AND ELECTION OF DIRECTORS

The Company has a classified Board of Directors consisting of two Class I, three Class II and three Class III directors who will serve until the annual meetings of stockholders to be held in 2008, 2006 and 2007, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire as of that annual meeting.

The terms of the current Class II directors will expire on the date of the upcoming annual meeting and three persons are to be elected to serve as Class II directors of the Board at the meeting. Management’s nominees for election by the stockholders to those three positions are Karen A. Dawes, Bradford S. Goodwin and Mark McDade, each of whom is a current director standing for re-election. If elected, the nominees will serve as directors until the Company’s annual meeting of stockholders in 2009. If any nominee(s) declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the Proxies may be voted for such substitute nominee(s) as the Board may recommend in place of such nominee(s).

If a quorum is present, the three nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., “broker non-votes,” will be counted as present in determining if a quorum is present.

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Certain information concerning the current directors as of April 1, 2006, except as otherwise noted, including the Class II nominees to be elected at this meeting, is set forth below.

Nominee/Director	Positions with the Company	Age	Director Since
Class I directors whose terms expire at the 2005 Annual Meeting of Stockholders
Jon S. Saxe, Esq.	Director	69	1989
L. Patrick Gage, Ph.D.	Director	63	2003

Class II directors whose terms expire at the 2006 Annual Meeting of Stockholders
Karen A. Dawes	Director	54	2003
Bradford S. Goodwin (1)	Director	51	2006
Mark McDade	Chief Executive Officer, Director	50	2002

Class III directors whose terms expire at the 2007 Annual Meeting of Stockholders
Laurence Jay Korn, Ph.D.	Director	55	1986
Max Link, Ph.D.	Chairman of the Board, Director	64	1993
Samuel Broder, M.D.	Director	60	2005

(1)	Mr. Goodwin was elected to the Board of Directors on April 20, 2006.

Samuel Broder, M.D., has been a director of the Company since September 2005. He is currently Chief Medical Officer at Celera Genomics and Celera Diagnostics. In 1995, Dr. Broder became Senior Vice President for Research and Development at the IVAX Corporation (~~now in process of being~~ acquired by TEVA Pharmaceutical Industries, Ltd. in January 2006) in Florida, where he directed a broad range of pharmaceutical research on new drugs for heart disease, diabetes and diseases of the lung. In 1989, President Ronald Reagan named Dr. Broder Director of the National Cancer Institute (NCI). Under his leadership, the NCI initiated a number of important large-scale human trials in the prevention, diagnosis, and treatment of cancer. Dr. Broder began his research career in the Metabolism Branch of the NCI in 1972. During his tenure at the

NCI, Dr. Broder performed research that lead to the development of several important anti-retroviral drugs for the therapy of HIV/AIDS. He has authored or co-authored over 300 scientific papers, and is the inventor or co-inventor on numerous patents. Dr. Broder received his bachelor’s and medical degrees from the University of Michigan.

Karen A. Dawes has been a director of the Company since June 2003. She is currently a Principal at Knowledgeable Decisions, LLC, a pharmaceutical consulting firm. She served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, Wyeth (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. She also served as Vice President, Commercial Operations for Genetics Institute, Inc. (which was acquired by Wyeth in January 1997), designing and implementing that company’s initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. There she directed launches of Glucotrol/Glucotrol XL®, Zoloft®, and Cardura®. Ms. Dawes is also a director of Repligen, Inc.

L. Patrick Gage, Ph.D., has been a director of the Company since March 2003. From January 1997 until June 2002, Dr. Gage held various positions at Wyeth. From March 1998 through June 2002, he served as President of Wyeth Research, a division of Wyeth, and from 2000 through June 2002, Dr. Gage also served as Senior Vice President, Science and Technology of Wyeth. From November 1989 through March 1998, Dr. Gage served as the head of Research and Development, then Chief Operating Officer and finally President of Genetics Institute. Prior to that time, Dr. Gage held various positions in research management at Roche over an 18-year period. Dr. Gage is also a Director of Neose Technologies and Serono S A, and serves as an advisor to Flagship Ventures and to Warburg Pincus, both private equity firms, and is on the science advisory boards of Perkin Elmer, Inc. and Functional Genetics.

Bradford S. Goodwin has been a director of the Company since April 2006. He currently is Chief Executive Officer and a member of the Board of Directors of Novacea, Inc., a biopharmaceutical company focused on in-licensing, developing and commercializing novel therapies for the treatment of cancer. Prior to joining Novacea in 2001, Mr. Goodwin was President, Chief Operating Officer and Founder of Collabra Pharma, a company offering pharmaceutical product licensing and development from April 2000 to July 2001. From April 1987 to February 2000, Mr. Goodwin was at Genentech, Inc., where he held a number of senior executive positions, most recently Vice President of Finance. While at Genentech, in addition to his finance responsibilities he helped structure and negotiate significant product licenses, including the license of Rituxan®, and developed long-range strategic plans. Mr. Goodwin also is chairman of the board of directors of CoTherix, Inc., a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and infectious diseases. Mr. Goodwin received his bachelor’s degree from the University of California at Berkeley.

Laurence Jay Korn, Ph.D., has been a director of the Company since July 1986. From July 1986 through May 1, 2002, Dr. Korn served as a director and Chairperson of the Board, and from May 1, 2002 through June 2004, he served as a director and Chairman of the Board. From January 1987 until April 2002, Dr. Korn served as Chief Executive Officer. Previously, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine from March 1981 to December 1986. Dr. Korn received his Ph.D. from Stanford University and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge, England, before becoming an Assistant Professor at Stanford.

Max Link, Ph.D., has been a director of the Company since June 1993, and Chairman of the Board since July 2004. Dr. Link served as Chairman and Chief Executive Officer of Centerpulse Ltd. from March 2001 until its acquisition by Zimmer Holdings, Inc. in August 2003. He served as the Chief Executive Officer of Corange Ltd. from May 1993 to May 1994 and as the Chief Executive Officer of Boehringer Mannheim-Therapeutics, the worldwide pharmaceutical division of Corange (Boehringer Mannheim-Therapeutics), from October 1993 to May 1994. Dr. Link served as the Chairman of Sandoz Pharma Ltd. from April 1992 to April 1993. Dr. Link served in various management positions at Sandoz Ltd. and Sandoz Pharmaceuticals Corporation from October 1971 to April 1992. Dr. Link is also a director of Access Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., CytRx Corp., Discovery Laboratories, Inc., Human Genome Sciences, Inc. and Celsion Corporation.

Mark McDade has been a Chief Executive Officer and a director of the Company since November 2002. From December 2000 until November 2002, he served as Chief Executive Officer of Signature BioScience, Inc. Prior to Signature, he was a co-founder and director of Corixa Corporation. He served as Chief Operating Officer at Corixa from

September 1994 through December 1998 and as President and Chief Operating Officer from January 1999 until his departure in late 2000. Before Corixa, he was Chief Operating Officer of Boehringer Mannheim-Therapeutics. Prior to Boehringer Mannheim-Therapeutics, he served in several positions at Sandoz Ltd., which included business development, product management and general management responsibilities. Mr. McDade currently serves on the board of directors of Valentis, Inc. and Cytokinetics, Inc. Mr. McDade earned his M.B.A. from Harvard Business School.

Jon S. Saxe, Esq., has been a director of the Company since March 1989. Mr. Saxe served as a consultant to the Company from June 1993 to December 1994 and again from May 2000 until January 2002. From May 1999 to April 2000, Mr. Saxe served as Senior Advisor to our Chief Executive Officer. From January 1995 to April 1999, Mr. Saxe served as President of the Company. He has also served as President of Saxe Associates since May 1993. Mr. Saxe is also a director of Questcor Pharmaceuticals, Inc., First Horizon Pharmaceuticals, Inc., InSite Vision, Inc., SciClone Pharmaceuticals, Inc., and Durect Corporation.

George M. Gould served as a member of the Board of Directors until the expiration of his term in June 2005. Dr. Broder was appointed to the Board of Directors in September 2005. Cary L. Queen served as a member of the Board of Directors until his resignation in February 2006.

The Board of Directors has determined that, other than Mr. McDade and Dr. Korn, each member of the Board is an independent director for purposes of the Nasdaq Marketplace Rules. Mr. McDade is an executive officer of the Company and Dr. Korn was an executive officer until June 2004.

Board Committees and Meetings

During the 2005 fiscal year, the Board of Directors held eleven meetings. During that period, the Audit Committee of the Board held eleven meetings, the Compensation Committee of the Board held eight meetings and the Nominating and Governance Committee (the “Nominating Committee”) held three meetings. Attendance by the directors at meetings held in the Company’s 2005 fiscal year was 100% for the Board, 94% for the Audit Committee, 100% for the Compensation Committee and 100% for the Nominating Committee. Each director currently serving attended at least 95% of the aggregate number of meetings of the Board and the committees on which each director serves.

The Audit Committee currently consists of three members, Jon Saxe, Max Link and Karen Dawes. From January 2005 through April 2005, George M. Gould served as a member of the Audit Committee. Mr. Saxe was appointed to the Audit Committee following the expiration of Mr. Gould’s term as a member of the Board of Directors. Each of the members of the Audit Committee is independent for purposes of the Nasdaq Marketplace Rules as they apply to audit committee members. Dr. Link, who serves as chairman of the Audit Committee, is also an audit committee financial expert, as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The functions of the Audit Committee include (i) monitoring the independence and performance of the independent registered public accounting firm and recommending the independent registered public accounting firm to the Board, (ii) reviewing and approving the planned scope of the annual audit and the results of the annual audit, (iii) pre-approving all audit services and permissible non-audit services provided by the independent registered public accounting firm, (iv) reviewing the accounting and reporting principles applied by the Company in preparing its financial statements, (v) reviewing the internal financial, operating and accounting controls and finance and accounting personnel of the Company with the independent registered public accounting firm, (vi) overseeing compliance with the Foreign Corrupt Practices Act, (vii) reviewing with management and the independent registered public accounting firm, as appropriate, the Company’s financial reports and other financial information provided by the Company to any governmental body or the public, and the Company’s compliance with legal and regulatory requirements, (viii) reviewing and approving any transaction that may present potential for conflict of interest, such as with the Company’s officers, directors or significant stockholders, and (ix) reviewing the Company’s Audit Committee charter annually and at other times as conditions dictate.

The Compensation Committee currently consists of two members, Max Link and Karen Dawes, each of whom is an independent director for purposes of the Nasdaq Marketplace Rules. From January 2005 through April 2005, the Compensation Committee consisted of three members, George M. Gould, Jon Saxe and Max Link. In April 2005, Mr. Gould and Mr. Saxe resigned from the Compensation Committee and Dr. Link was appointed to the Committee following those resignations. Dr. Link serves as chairman of the Compensation Committee. The functions of the Compensation Committee include (i) designing and implementing competitive compensation policies to attract and retain key personnel, (ii) reviewing and formulating policy and determining or making recommendations to the Board regarding compensation of the Company’s officers with respect to salaries, bonuses, and other compensation, (iii) administering the Company’s stock option plans (the “Plans”) and granting or recommending grants of stock options and shares of stock to the Company’s executive officers and directors under the Plans, and (iv) reviewing and establishing Company policies in the area of management perquisites.

The Nominating and Governance Committee (the “Nominating Committee”) consists of two members, L. Patrick Gage and Max Link, each of whom is an independent director for purposes of the Nasdaq Marketplace Rules. Mr. Gage serves as chairman of the Nominating Committee. The Nominating Committee operates under a formal written charter attached as Appendix A to the Company’s Proxy Statement for its 2004 Annual Meeting of Stockholders and available in the “Investors” section on our website at www.pdl.com. The functions of the Nominating Committee include (i) identifying individuals qualified to become Board members, (ii) selecting, or recommending to the Board, director nominees for each election of directors, (iii) developing and recommending to the Board criteria for selecting qualified director candidates, (iv) considering committee member qualifications, appointment and removal, (v) recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) providing oversight in the evaluation of the Board and each committee of the Board.

Director Nominations

Consistent with its charter, the Nominating Committee will evaluate and recommend to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of the Nominating Committee, must have sufficient time available to perform all Board and Committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and its stockholders.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating Committee regularly assesses the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if the Nominating Committee believes it is appropriate, engage a third -party search firm to assist in identifying qualified candidates.

The Nominating Committee’s policy is to evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, PDL BioPharma, Inc., 34801 Campus Drive, Fremont, CA 94555, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, the Company’s bylaws permit stockholders to nominate directors for consideration at an annual meeting provided they notify the Company at least 120 days prior to the anniversary of the date when definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

Policy Regarding Communications by Stockholders with Directors

Stockholders may communicate with directors of the Company by transmitting correspondence by mail or facsimile, addressed to the director or the full Board of Directors as follows:

Board of Directors

or [individual director]

c/o ~~Corporate~~ Secretary

PDL BioPharma, Inc.

34801 Campus Drive

Fremont, CA 94555

Fax: 510-574-1473

~~The Corporate~~ Our Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director(s), except where security concerns militate against further transmission of the communication or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by ~~the Corporate~~ our Secretary in consultation with ~~the~~our General Counsel or outside counsel. The Board of Directors or individual directors so addressed will be advised of any communication withheld for such reasons.

Attendance at Annual Meetings by Directors

The Company has no formal policy regarding directors’ attendance at annual meetings but believes that annual meetings provide an opportunity for stockholders to communicate with directors and as such requests directors to make every effort to attend the Company’s annual meeting of stockholders. Five directors attended the 2005 Annual Meeting.

Code of Ethics

We have adopted a Code of Conduct and Policy Regarding Reporting of Potential Violations (the “Code of Conduct”) for directors, officers (including our principal executive officer, principal financial officer and corporate controller) and employees, which constitutes a code of ethics as defined in Item 406 of SEC Regulation S-K. The Code of Conduct is available on our website at http://www.pdl.com/CodeOfConduct.

Additionally, stockholders may request a free copy of the Code of Conduct from:

PDL BioPharma, Inc.

Attention: Corporate and Investor Relations

34801 Campus Drive

Fremont, CA 94555

(510) 574-1400

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, which are available in the “Investors” section on the Company’s website at http://www.pdl.com. Stockholders may request a free copy of the Corporate Governance Guidelines from the address and phone numbers set forth above under “Code of Ethics.”

PROPOSAL TWO

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2006. Ernst & Young LLP and its predecessors have acted in such capacity since its appointment for fiscal year 1986.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services rendered in connection with the consolidated financial statements and reports for 2005 and 2004 and for other services rendered during 2005 and 2004 on behalf of us and our subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to us:

(in thousands)
Fee Category:	2005	% of Total	2004	% of Total
Audit Fees (1)	$1,953	90%	$537	85%
Audit-Related Fees (2)	108	5%	29	5%
Tax Fees (3)	104	5%	63	10%
All Other Fees (4)	3	—	3	—

Total Fees	$2,149		$632

(1)	~~Audit Fees:~~ Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. In 2005, audit fees included approximately $157,000 in services related to the issuance of our 2.00% $250 million Convertible Notes, the related filing of a Registration Statements on Form S-3 as well as the related post-effective amendment filings, approximately $86,000 in services related to our acquisition of ESP Pharma, Inc., and approximately $380,000 for attestation services surrounding the effectiveness of our internal control over financial reporting. In 2004, audit fees included approximately $40,000 in services related to post-effective amendment filings for our registration statement on Form S-3 and approximately $200,000 for attestation services surrounding the effectiveness of our internal control environment.
(2)	~~Audit-Related Fees:~~ Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2005 and 2004, these services primarily relate to accounting consultations in connection with potential collaborations and patent licensing agreements and consultations related to our compliance with Section 404 of the Sarbanes-Oxley Act.
(3)	~~Tax Fees:~~ Tax fees consist of tax compliance/preparation and other tax services. In 2005 and 2004, tax compliance/preparation consisted of fees billed for professional services related to federal and state tax compliance.
(4)	~~All Other Fees:~~ “All Other Fees” consists of fees for accounting literature subscription services.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In February 2004, the Audit Committee adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and is subject to a specific maximum level. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting. During fiscal year 2005, the Audit Committee approved 100% of the Audit-Related Fees, the Tax Fees and All Other Fees

Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not obtained, the Board will reconsider such appointment.

The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

PROPOSAL THREE

ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

Under our Bylaws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned by the affirmative vote of the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy. No new notice need be given of the date, time or place of the adjourned meeting if such date, time or place is announced at the meeting before adjournment, unless the meeting is adjourned to a date more than 30 days after the date fixed for the original meeting. If we determine that an adjournment of the meeting is appropriate for the purpose of soliciting additional proxies in favor of any proposal being submitted by the Company at the meeting, such adjournment will be submitted for a stockholder vote.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. In the event that approval by the stockholders of the adjournment of the meeting, if necessary, to solicit additional proxies is not obtained, the proxy holders may not have the discretion to vote the proxies for that purpose pursuant to the general discretionary authority granted by the form of proxy.

The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required to approve adjournment of the meeting, if necessary, to solicit additional proxies. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 1, 2006, by (i) each person who is known by the Company, based on the records of our transfer agent and relevant documents filed with the U.S. Securities and Exchange Commission (“SEC”), to own beneficially more than 5% of the outstanding shares of our Common Stock, (ii) each member of or nominee to the Board, (iii) the Named Executive Officers (as defined below under “Executive Compensation and Other Matters – Compensation of Executive Officers”), and (iv) all members of our Board and our executive officers as a group. Unless otherwise specified, the address of each named individual is the address of the Company.

Name of Beneficial Owner or Group and Nature of Beneficial Ownership (1)	Amount of Beneficial Ownership	Percent of Common Stock Outstanding
FMR Corp. (2)	14,916,936	13.0%
82 Devonshire Street Boston, MA 02109

Citadel Limited Partnership Citadel Investment Group, L.L.C. Kenneth Griffin Citadel Wellington LLC Citadel Kensington Global Strategies Fund Ltd. Citadel Equity Fund Ltd. Citadel Trading Group L.L.C. Citadel Derivatives Group LLC (3)	8,761,826	7.7%
131 S. Dearborn Street 32nd Floor Chicago, IL 60603

Mark McDade (4)	719,583	*
Rich Murray (5)	107,707	*
Steven E. Benner, M.D., M.H.S. (6)	166,791	*
Jaisim Shah (7)	235,227	*
Laurie Torres (8)	39,531	*
Glen Y. Sato (9)	2,775	*
Brett L. Schmidli (10)	0	0
Laurence Jay Korn, Ph.D. (~~9~~11)	1,494,740	1.3%
Karen A. Dawes (1~~0~~2)	57,916	*
L. Patrick Gage, Ph.D. (1~~1~~3)	65,805	*
Max Link, Ph.D. (1~~2~~4)	194,916	*
Jon S. Saxe, Esq. (1~~3~~5)	582,096	*
Samuel Broder, M.D. (1~~4~~6)	15,332	*
Bradford S. Goodwin (1~~5~~7)	1,250	*
All directors and executive officers as a group (14 persons) (1~~6~~8)	3,709,744	3.16%

*	Less than 1%
(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
(2)	Based solely on the Company’s review of a Schedule 13G filed by the beneficial owner with the SEC, FMR Corp. has sole dispositive power with respect to all of the shares beneficially owned and sole voting power with respect to 53,390 of such shares.
(3)	Based solely on the Company’s review of a Schedule 13G filed by the beneficial owner with the SEC, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington LLC, Citadel Kensington Global Strategies Fund Ltd., Citadel Equity Fund Ltd., Citadel Trading Group L.L.C, Citadel Derivatives Group LLC have shared dispositive power and shared voting power with respect to all of the shares beneficially owned.

(4)	Includes 659,583 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(5)	Includes 64,687 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(6)	Includes 154,791 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(7)	Includes 234,226 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(8)	Includes 27,031 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(9)	Glen Y. Sato served as our Senior Vice President and Chief Financial Officer from May 2003 until November 8, 2005.
(10)	Brett Schmidli served as our Senior Vice President, Technical Operations, from January 2002 until December 31, 2005, at which time he became a consultant to the Company.
(~~9~~11)	Includes 1,261,562 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(1~~0~~2)	Includes 55,916 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(1~~1~~3)	Includes 58,250 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(1~~2~~4)	Includes 35,000 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(1~~3~~5)	Includes 560,416 shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(1~~4~~6)	Consists of shares issuable upon the exercise of options which are currently exercisable, or which will become exercisable within 60 days after April 1, 2006.
(1~~5~~7)	Mr. Goodwin was elected as a member of the Board on April 20, 2006 and is a nominee for election by the stockholders as a Class II director.
(1~~6~~8)	Total includes all directors and officers who served in that capacity as of April 1, 2006 and 3,157,773 shares issuable upon the exercise of options beneficially owned by such directors and officers which are currently, or which will become, exercisable within 60 days after April 1, 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

Certain information with respect to our executive officers as of April 1, 2006, except as otherwise noted, is set forth below. Under our bylaws, each executive officer is appointed annually by our Board of Directors, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve, or such officer’s successor is elected and qualified. See “NOMINATION AND ELECTION OF DIRECTORS” for information regarding Mr. McDade, our chief executive officer.

Name	Age	Position
Steven E. Benner, M.D., M.H.S.	46	Senior Vice President and Chief Medical Officer
Peter Calcott, D.Phil.	57	Vice President, Quality and Compliance
Andrew L. Guggenhime (1)	37	Senior Vice President and Chief Financial Officer
David Iwanicki	40	Vice President, Sales and Sales Operations
George T. Jue	54	Vice President, Finance and Corporate Controller
Richard Murray, Ph.D.	48	Senior Vice President, Research and Chief Scientific and Technical Officer
Jaisim Shah	44	Senior Vice President, Marketing and ~~Medical~~Business Affairs
Laurie Torres	44	Vice President, Human Resources

(1)	Mr. Guggenhime became our Senior Vice President and Chief Financial Officer, effective as of April 3, 2006.

Steven E. Benner, M.D., M.H.S., has been Senior Vice President and Chief Medical Officer at the Company since November 2002. He joined the Company from the Pharmaceutical Research Institute of Bristol-Myers Squibb, where he started in 1995 as Associate Director, Clinical Oncology. He later served as Director and Group Director, Clinical Oncology before being named Executive Director, Clinical Oncology in 1999. In 2000 he was named Vice President, Licensing and Alliances in the Worldwide Medicines Group at Bristol-Myers Squibb, and assumed responsibilities as Global Development Champion and Vice President for Garenoxacin in 2002. Previously, Dr. Benner was Associate Professor of Medicine in the Division of Hematology/Oncology at The University of North Carolina at Chapel Hill, and Assistant Professor of Medicine in the Department of Thoracic/Head and Neck Medical Oncology at the University of Texas M.D. Anderson Cancer Center. He earned a bachelor’s degree in Biological Sciences from The College of the University of Chicago and an M.H.S. degree in Clinical Epidemiology from The Johns Hopkins School of Hygiene and Public Health. He received his M.D. from the University of Missouri-Columbia School of Medicine.

Peter Calcott, D.Phil., joined the Company as Vice President, Quality and Compliance in October 2005. Prior to this appointment, he served as Corporate Vice President of Quality and Chief Quality Officer at Chiron Corporation from November 2001 to September 2005. He also served as Vice President of Quality for Immunex Corporation, and held positions in R&D, Manufacturing, Process Development, and Business Development at companies including Monsanto Company, SmithKline Beecham and Bayer AG. A native of the United Kingdom, he holds a B.Sc. (hons) in biology from the University of East Anglia and a D.Phil. from the University of Sussex.

Andrew Guggenhime joined the Company as Senior Vice President and Chief Financial Officer in April 2006. Between October 2000 and March 2006, Mr. Guggenhime served as Chief Financial Officer at Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. As the Chief Financial Officer of Neoforma, he was responsible for managing its accounting, finance, financial planning and analysis, investor relations, legal and facilities departments. From January 2000 to October 2000, he served as Neoforma’s Vice President of Corporate Development, managing Neoforma’s corporate development, business development, international and strategic efforts, including identifying and executing mergers and acquisitions, strategic partnerships and joint ventures. From 1996 until 2000, Mr. Guggenhime was in the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as a Vice President, where he specialized in working with healthcare services firms and healthcare Internet companies on a variety of transactions, including mergers and acquisitions, initial public offerings, add-on equity offerings and debt offerings. From 1990 until 1994, he worked at Wells Fargo & Company in a number of capacities, most recently as Assistant Vice President in Wells Fargo’s Real Estate Capital Markets group, in which he was responsible for identifying and evaluating distressed real estate investment opportunities. He also served in Wells Fargo’s Real Estate Managed Asset group, in which he was responsible for managing troubled loan portfolios and restructuring debt transactions. Mr. Guggenhime earned a Bachelor of Arts degree in international politics and economics from Middlebury College and a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

David Iwanicki joined the Company as Vice President, Sales and Sales Operations in March 2005 at the completion of the Company’s acquisition of ESP Pharma, Inc., having served in the same capacity at ESP Pharma. He also serves as site manager of the Company’s Edison, New Jersey facility. Mr. Iwanicki was part of the initial management team that commercialized ESP Pharma and was responsible for creating the nearly 70-person specialized hospital sales force. Prior to joining ESP Pharma, Mr. Iwanicki held various sales, marketing and sales management positions at Eli Lilly and Company from 1988 until May 2002. Mr. Iwanicki was involved with the creation of Eli Lilly’s cardiology business unit and cardiology specialty sales force. He later helped create a diabetes specialty sales force of more than 510 sales representatives that launched three new products in three years. He also assisted in creating a critical care sales force of 210 representatives. Mr. Iwanicki earned a bachelor’s degree in Marketing from Western New England College at Springfield, Massachusetts in 1988.

George T. Jue has been the Company’s Vice President, Finance and Corporate Controller since May 9, 2005. In June 2005, the Board appointed Mr. Jue as the Company’s Principal Accounting Officer. From 2000 to 2005, Mr. Jue served as Corporate Controller at Scios Inc., a biopharmaceutical company affiliated with Johnson & Johnson. Prior to Scios, he served as Director of Finance at Roche Bioscience, a biopharmaceutical company, in the Urology and CNS Division from 1999 to 2000. Before Roche, he was Senior Group Controller at Genentech, Inc., a biotechnology company, from 1997 to 1999. Prior to Genentech, he served as Assistant CFO at Lawrence Berkley National Laboratories from 1995 to 1997. From 1982 to 1995, Mr. Jue held various management responsibilities at Syntex Laboratories, the U.S. sales and marketing division of Syntex Corporation, a pharmaceutical company, in commercial planning, corporate finance, and product launches. His most recent position at Syntex was Director of Financial Planning and Analysis. He received a B.S. in Accounting from Bentley College and an MBA from Golden Gate University.

Richard Murray, Ph.D., has served as the Company’s Vice President, Research since April 2003 and was ~~made to~~appointed Senior Vice President, Chief Scientific and Technical Officer in September 2005. Prior to the Company, Dr. Murray co-founded Eos Biotechnology, Inc. where he served as Vice President, Research from February 1998 to April 2003 before joining the Company’s management team through the Company’s acquisition of Eos. Dr. Murray was responsible for the discovery and transition of antibody-based therapeutic candidates from research to development. Prior to Eos, Dr. Murray was a staff scientist, then senior staff scientist at DNAX Research Institute, where he established the transgenic and knock-out mouse program. Dr. Murray received a Ph.D. from the University of North Carolina in Chapel Hill, with his work in the area of immuno-genetics.

Jaisim Shah was named Senior Vice President, Marketing and Business Affairs at the Company in March 2005 after serving as our Vice President, Marketing and ~~Medical~~Business Affairs since August 2000. Prior to joining the Company, he served in various marketing management positions at Bristol Myers Squibb, most recently as Vice President, Marketing, for U.S. Pharmaceutical Group, Infectious Diseases. Mr. Shah joined Roche Laboratories in 1991 as Product Director for biotech oncology products for the U.S. market. He then became Global Business Leader for oncology and virology for Roche in 1993 based in Basel, Switzerland. Mr. Shah received his M.A. in International Economics from the University of Akron and an M.B.A. in Marketing from Oklahoma University.

Laurie Torres has served as Vice President, Human Resources since joining the Company in November 2003. She previously served as Vice President of Human Resources for Genitope, a biotechnology company focused on the commercialization of patient-specific immunotherapies for the treatment of cancer, from 2000 to 2003. From 1998 to 2000, Ms. Torres was Senior Director of Human Resources for Heartport, Inc., a medical devices company specializing in minimally invasive cardiac surgery, and Director of Employment there from 1997 to 1998. She served in various human resources positions at Genentech, Inc. from 1990 to 1997 after beginning her career in human resources at Hewlett-Packard, Inc. in 1985. Ms. Torres earned a bachelor’s degree in Personnel Administration/Industrial Relations at California State University, Hayward.

Compensation of Executive Officers

The following table sets forth information concerning the compensation during the fiscal years ended December 31, 2005, 2004, and 2003 earned by our chief executive officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2005 and two former executive officers who would have been included among the four other most highly compensated executive officers had they continued to serve as executive officers through December 31, 2005 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Positions	Year	Salary(1)($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s)(2) ($)		Securities Underlying Options (#)	All Other Compensation(3) ($)
Mark McDade	2005	547,226	500,000		—		1,303,800	(4)	—	2,000
Chief Executive Officer	2004	517,477	250,000		—		—		140,000	2,000
	2003	500,844	500,000	(5)	129,262	(6)	—		140,000	2,000

Richard Murray (7) Senior Vice President and Chief	2005	334,647	150,000		—		352,026	(8)	—	2,000
	2004	298,085	151,000	(9)	—		—		105,000	2,000
Scientific and Technical Officer	2003	202,600	—		—		—		105,000	2,000

Steven E. Benner (10) Senior Vice President and Chief Medical Officer	2005	376,252	135,000		—		260,760	(11)	—	2,000
	2004	367,605	80,000		—		—		70,000	—
	2003	355,874	400,000	(12)	15,139	(13)	—		60,000	—

Jaisim Shah (14) Senior Vice President, Marketing and ~~Medical~~Business Affairs	2005	280,815	110,000		—		—		37,000	2,000
	2004	268,322	48,000		53,110	(15)	—		27,000	2,000
	2003	259,915	—		3,110	(16)	—		17,500	2,000

Laurie C. Torres (17)	2005	235,276	115,000		—		271,625	(18)	—	2,000
Vice President, Human Resources	2004	216,787	209,110	(19)	—		—		37,500	2,000
	2003	94,067	—		—		—		205,000	—

Glen Y. Sato (20)	2005	375,490	10,000		—		—		—	—
Former Senior Vice President	2004	331,864	75,000		—		—		55,000	2,000
and Chief Financial Officer	2003	193,094	100,000	(21)	—		—		250,000	2,000

Brett Schmidli (22) Former Senior Vice President, Technical Operations	2005	349,416	10,000		2,260	(23)	54,325	(24)	—	—
	2004	348,689	80,000		26,390	(25)	—		60,000	—
	2003	335,909	—		49,596	(26)	—		72,500	—

(1)	Compensation deferred at the election of the executive officer under our 401(k) Plan is included in the year earned. Includes life insurance premiums paid by the Company.
(2)	Reflects the dollar value of the award of restricted stock (calculated by multiplying the number of shares awarded by $21.73, the closing market price per share on July 13, 2005, the date of each grant identified in this column).
(3)	Reflects Company matching 401(k) contributions.
(4)	Reflects the award of 60,000 shares of restricted stock subject to forfeiture that lapses annually over four years. Dividends will be paid on these shares in the event that the Company pays such dividends. The aggregate value of the shares as of December 31, 2005 was $1,705,200.

(5)	Represents a relocation bonus paid by the Company.
(6)	Represents relocation costs reimbursed by the Company.
(7)	Richard Murray has been our Senior Vice President and Chief Scientific and Technical Officer since September 2005, and served as our Senior Vice President and Chief Scientific Officer since March 2004 and as our Vice President, Research, from April 2003 through February 2004.
(8)	Reflects the award of 16,200 shares of restricted stock subject to forfeiture that lapses annually over four years. Dividends will be paid on these shares in the event that the Company pays such dividends. The aggregate value of the shares as of December 31, 2005 was $460,404.
(9)	Includes $91,000 as retention bonus.
(10)	Steve E. Benner has been our Senior Vice President and Chief Medical Officer since November 2002.
(11)	Reflects the award of 12,000 shares of restricted stock subject to forfeiture that lapses annually over four years. Dividends will be paid on these shares in the event that the Company pays such dividends. The aggregate value of the shares as of December 31, 2005 was $341,040.
(12)	Represents a hiring bonus paid by the Company.
(13)	Represents relocation costs reimbursed by the Company.
(14)	Jaisim Shah has been our Senior Vice President, Marketing and Business Affairs, since March 2005 and served as our Vice President, Marketing and ~~Medical~~Business Affairs, since August 2000.
(15)	Includes forgiveness of $3,110 of interest and $50,000 of principal from loan to Mr. Shah provided in connection with his joining the Company, as provided in the promissory note that was entered into at the time the loan was made.
(16)	Represents forgiveness of $3,110 of interest from loan to Mr. Shah provided in connection with his joining the Company, as provided in the promissory note that was entered into at the time the loan was made.
(17)	Laurie Torres has been our Vice President, Human Resources, since November 2003.
(18)	Reflects the award of 12,500 shares of restricted stock subject to forfeiture that lapses annually over four years. Dividends will be paid on these shares in the event that the Company pays such dividends. The aggregate value of the shares as of December 31, 2005 was $355,250.
(19)	Includes $204,110 relocation bonus.
(20)	Glen Y. Sato served as our Senior Vice President and Chief Financial Officer from May 2003 until November 8, 2005.
(21)	Represents a hiring bonus paid by the Company.
(22)	Brett Schmidli served as our Senior Vice President, Technical Operations, from January 2002 until December 31, 2005, at which time he became a consultant to the Company.
(23)	Includes forgiveness of $2,260 of interest from loan to Mr. Schmidli provided in connection with his joining the Company in January of 2002, as provided in the promissory note that was entered into at the time the loan was made.
(24)	Reflects the award of 2,500 shares of restricted stock subject to forfeiture that lapses annually over four years. Dividends will be paid on these shares in the event that the Company pays such dividends. The aggregate value of the shares as of December 31, 2005 was $71,050.
(25)	Includes forgiveness of $1,390 of interest and $25,000 of principal from loan to Mr. Schmidli provided in connection with his joining the Company in January of 2002, as provided in the promissory note that was entered into at the time the loan was made.
(26)	Includes $47,336 relocation costs reimbursed by the Company and forgiveness of $2,260 of interest from loan to Mr. Schmidli provided in connection with his joining the Company in January of 2002, as provided in the promissory note that was entered into at the time the loan was made.

Stock Options Granted in Fiscal 2005

The following table provides the specified information concerning grants of options to purchase our Common Stock made during the fiscal year ended December 31, 2005, to the Named Executive Officers:

OPTION GRANTS IN THE LAST FISCAL YEAR

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(3)	Expiration Date	5% ($)	10% ($)
Mark McDade	—		—	—	—	—	—
Richard Murray	—		—	—	—	—	—
Steven E. Benner	—		—	—	—	—	—
Jaisim Shah	37,000	(2)	0.99%	21.73	7/13/2012	505,638	1,281,385
Laurie C. Torres	—		—	—	—	—	—
Glen Y. Sato	—		—	—	—	—	—
Brett Schmidli	—		—	—	—	—	—

(1)	Options granted vest over a four year period at the rate of one fourth one year after the date specified at the time of grant (typically the hire date or an anniversary of the hire date) and 1/48 per month thereafter for each full month of the optionee’s continuous employment with the Company. Only vested shares are exercisable. Options granted have terms of ten years.
(2)	Under the 1999 Stock Option Plan, the Board retains some discretion to modify the terms of outstanding options; see “Employment Contracts, Change of Control Arrangements, Termination of Employment Arrangements.”
(3)	All options were granted at market value on the date of grant.
(4)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission’s rules. Actual gains, if any, on option exercises are dependent on the future performance of our Common Stock, overall market conditions and the optionee’s continued employment through the vesting period. Any amounts reflected in this table may not necessarily be achieved. As an illustration of the effects such assumed appreciation would have on a stockholder’s investment, one share of stock purchased at $28.42 in 2005 (closing price as of December 31, 2005) would yield profits of $17.87 per share at 5% appreciation per year over ten years or $45.29 per share at 10% appreciation per year over the same period. The “potential realizable values” in this table are calculated using the exercise price of the stock options and assuming 5% or 10% appreciation per year from that price over the ten-year term of the options granted.

Option Exercises and Fiscal 2005 Year End Values

The following table provides the specified information concerning exercises of options to purchase our Common Stock in the fiscal year ended December 31, 2005, and unexercised options held as of December 31, 2005, by the Named Executive Officers:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Unexercisable	Exercisable	Unexercisable	Exercisable
Mark McDade	100,000	1,173,648	346,251	633,749	6,285,714	12,095,586
Richard Murray	47,187	770,862	89,688	55,625	1,440,191	797,331
Steven E. Benner	—	—	99,584	124,126	1,658,103	2,153,735
Jaisim Shah	16,250	226,825	61,482	226,268	634,657	867,213
Laurie C. Torres	52,500	436,337	69,845	20,155	1,018,472	269,728
Glen Y. Sato	56,000	1,101,700	110,045	138,955	2,069,560	2,649,250
Brett L. Schmidli	18,000	381,168	—	214,708	—	2,014,954

(1)	Based on a value of $28.42, which was the closing price of our Common Stock as of December 31, 2005.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 concerning our equity compensation plans:

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	5,572,130	$15.70	6,737,108	(1)
Equity Compensation Plans Not Approved by Stockholders(2)	8,770,134	$19.29	0

Total	14,342,264	$17.89	6,737,108

(1)	Includes 616,001 shares available for future issuance under the Company’s 1993 Employee Stock Purchase Plan.
(2)	See footnote 14 to the Financial Statements in the Company’s Annual Report on Form 10-K for a description of the Company’s 1999 Nonstatutory Stock Option Plan.

Compensation of Directors

Currently, each director who is not an employee of the Company (an “Outside Director”) is authorized to receive cash compensation in the amount of $18,000 per year, an additional fee of $1,000 for each Board meeting at which the director is present in person and $500 for each Board meeting at which the director is present by telephone. In addition to the fees described for attendance at Board meetings, each member of the Audit Committee will also receive an annual retainer of $7,000 and the Chair of the Audit Committee will receive an annual retainer of $9,000. Members of the Compensation, Nominating and Governance, Commercialization Review, Scientific Review and Compliance Committees will receive an annual retainer of $6,000 and the Chair of each of these committees will receive an annual retainer of $8,000, in addition to the Board meeting attendance fees. In addition, each member of each Board committee (other than the Stock Option Committee) is authorized to receive, for each committee on which he or she serves, an option under our 1999 Stock Option Plan to purchase 3,000 shares, vesting monthly over 12 months (subject to the optionee’s continued service on the committee), at an exercise price equal to the fair market value of our Common Stock on the date of grant. Notwithstanding the foregoing, the Chairman of the Board receives an aggregate of $100,000 of cash compensation per year for his service as the Chairman of the Board, and will not receive additional cash compensation for committee memberships, attendance at Board meetings or reimbursement of travel expenses. In addition to any other equity compensation listed above (for committee membership) or below (under the 2002 Directors Plan), the Chairman of the Board also is entitled to receive an option under our 1999 Stock Option Plan to purchase 25,000 shares, vesting monthly over 12 months (subject to the optionee’s continued services as Chairman of the Board), at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

The Company’s 2002 Outside Directors Stock Option Plan (the “2002 Directors Plan”) provides for automatic initial grants of options to purchase 15,000 shares (the “Initial Option”) of the Company’s Common Stock to each person who first becomes an Outside Director (whether upon initial election or appointment to the Board or upon ceasing to be an employee while remaining a director) and automatic annual grants to each Outside Director of options to purchase 15,000 shares (the “Annual Option”) of the Company’s Common Stock. Options under the 2002 Directors Plan are granted at the fair market value of the Company’s Common Stock on the date of grant and vest monthly over 12 months, as long as the optionee continues to be a director. Vesting of options granted under the 2002 Directors Plan will not overlap with vesting of options previously granted by the Company to the Outside Directors. As such, an Outside Director who holds one or more options previously granted to him or her by the Company at the time he or she was an employee of the Company (“Prior Employee Options”) that will continue to vest based upon the director’s continued service to the Company as an Outside Director, will be granted an Initial Option only upon the date that such Prior Employee Options cease to vest. Such directors receive an Annual Option on the date of the annual meeting immediately following the date on which they received an Initial Option. Additionally, all Annual Options are subject to downward adjustment to ensure that vesting of the Annual Options does not overlap with the vesting of any options previously granted by the Company to the Outside Directors.

Under the terms of the 2002 Directors Plan, in the event that (i) any person, entity or group becomes the beneficial owner of 40% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or (ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately thereafter direct or indirect beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately thereafter; or (iii) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company), then options outstanding under the 2002 Directors Plan will become immediately exercisable and vested in full. The surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation’s stock. Options that are not assumed, replaced or exercised will terminate.

Employment Contracts, Change of Control Arrangements, Termination of Employment Arrangements

Employment Arrangements

We have entered into employment offer letter agreements with each of our currently serving named executive officers. Each offer letter sets forth the named executive officer’s initial base salary amount and the proposed option grant we would recommend to our Board of Directors for approval. Certain of these offer letter agreements provide that the Company will reimburse the named executive officer for or pay the named executive officer a bonus to cover relocation costs and expenses. None of these offer letters indicates a specific term of employment, each officer is an “at-will” employee and each officer’s employment may be terminated by either party at any time. Certain other terms of the employment offer letter agreement with Mark McDade, our Chief Executive Officer, are described in further detail in the section below titled “Other Termination of Employment Arrangements.”

Glen Y. Sato served as our Senior Vice President and Chief Financial Officer from May 2003 until November 8, 2005. Pursuant to the terms of a Transition Agreement between the Company and Mr. Sato dated September 15, 2005, Mr. Sato continued his employment with us as a non-officer employee, reporting to our Chief Accounting Officer, until January 1, 2006. Pursuant to the Transition Agreement, we compensated Mr. Sato in an amount equal to his then-current base salary rate from November 9, 2005 until January 1, 2006.

Consulting Arrangements with Named Executive Officers

Following the expiration of the term of Mr. Sato’s employment under the Transition Agreement described above, Mr. Sato became a consultant to the Company pursuant to the terms of a Consulting Agreement with us effective January 1, 2006. Pursuant to the terms of the Consulting Agreement, Mr. Sato agreed to provide certain consulting services to us for a monthly fee of $28,500. The term of the Consulting Agreement expired on March 31, 2006.

Brett Schmidli served as our Senior Vice President, Technical Operations, from January 2002 until December 31, 2005, at which time he became a consultant to the Company pursuant to the terms of a Consulting Agreement with the Company effective December 31, 2005 until December 31, 2006. Pursuant to the terms of the Consulting Agreement, Mr. Schmidli is obligated to perform up to 80 hours of consulting services to us and we are obligated to pay Mr. Schmidli a consulting fee of approximately $182 per hour.

Stock Option Plans

In the event of a sale of voting securities by our stockholders, a merger or consolidation to which we are a party, sale of all or substantially all of our assets, or liquidation or dissolution of the Company, following any of which the stockholders do not retain more than 50% of the total combined voting power of the stock of the Company or the acquiring corporation, the vesting of options held by full-time employees under our 1991 Stock Option Plan, 1999 Stock Option Plan and 1999 Nonstatutory Stock Option Plan will be accelerated by 25% of the total number of shares subject to such options if either (a) the acquiring corporation fails to assume the outstanding option or to substitute a substantially equivalent option for the acquiring corporation’s stock, or (b) within one year following such transaction the option holder’s employment is either terminated without cause or is constructively terminated.

Executive Retention and Severance Plan

We maintain the Executive Retention and Severance Plan (the “ERSP”), which provides certain severance and other benefits in connection with a change in control (as defined below) to our officers and key employees as designated by the Board or the Compensation Committee. At present, the ERSP covers all of our officers.

Under the ERSP, a change in control is deemed to have occurred in the event of (i) any acquisition of 40% or more of the Company’s outstanding voting securities, (ii) any merger or consolidation involving the Company in which the Company’s stockholders do not retain at least a majority of the total combined voting power of the Company or the combined entity, (iii) a sale or disposition of all or substantially all of the Company’s assets to a third party or (iv) 50% or greater turnover among the members of the Company’s Board over a period of two years or less. Upon a change in control, the ERSP provides for certain acceleration of the vesting of issued and outstanding stock options and shares of restricted stock held by participants. The extent of such vesting acceleration depends on a participant’s position with the Company, and, with respect to a participant’s outstanding Company stock options, whether such options are assumed in connection with the change in control. Upon a change in control, the vesting of all options and restricted stock held by each officer that serves on the Executive Team, formerly the Executive Committee, will be subject to acceleration. The Executive Team consists of the ~~CEO~~chief executive officer and all executive officers who report directly to the ~~CEO~~chief executive officer. ~~It currently consists~~ As of April 1, 2006, it consisted of Mr. McDade, Dr. Benner, Dr. Murray, Dr. Calcott, Mr. Shah, Mr. Iwanicki, Mr. Jue and Ms. Torres. Options and restricted stock held by the ~~CEO~~chief executive officer, Mr. McDade, will become fully vested. Options and restricted stock held by other officers on the Executive Team generally will become vested as to 50% of the shares subject to all future vesting installments, with the remaining unvested portion to continue vesting over the same period as before. If any participant’s stock options are not assumed in connection with the change in control, and if it would provide the participant with a greater benefit than that described in the preceding sentence, a participant with less than two years of employment with the Company will be credited with an additional two years of employment for option vesting purposes, and a participant with two or more years of employment with the Company will become vested in full under his or her outstanding options.

The ERSP provides for severance benefits in the event of a participant’s involuntary termination other than for “cause” or voluntary termination for “good reason” at any time within a specified time following a change in control, provided that, in the case of a person who was ~~CEO~~chief executive officer at the time of the change in control, severance benefits accrue in the event of that person’s termination for any reason during the time specified following the change in control. Under the ERSP, “cause” is defined to include theft, dishonesty or fraud, improper use of confidential information, gross negligence or willful misconduct in the performance of one’s duties and conviction of a felony that materially impairs the participant’s ability to perform his or her duties; “good reason” is defined to include a demotion or other material adverse change in assigned duties, a decrease in salary or targeted bonus amount, or a reduction in benefits compared to those granted to comparable employees. The applicable time periods following a change in control during which severance benefits could become payable is three years in the case of the ~~CEO~~chief executive officer, two years in the case of any officer on the Executive Team and one year in the case of all other participants.

Upon any termination of employment under the above circumstances, provided that the participant executes a prescribed release of claims against the Company, the participant is entitled to certain health and life insurance benefits for the applicable period, full vesting of all stock options and shares of restricted stock held by such participant and a lump sum severance payment equal to the equivalent of three years’ salary and bonus in the case of a participant who was ~~CEO~~chief executive officer at the time of the change in control, two years in the case of any officer on the Executive Team and one year in the case of all other participants. For purposes of calculating the amount of such severance payment, salary is based on the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the change in control, and bonus is based on the greatest of (i) the aggregate bonuses earned by the participant during the fiscal year preceding the change in control, (ii) the aggregate bonuses earned during the fiscal year preceding the termination, or (iii) the aggregate bonuses that would be earned during the current fiscal year, assuming attainment of 100% of applicable performance goals for that year.

The ERSP may not be terminated or amended without written approval by each participant affected by such termination or amendment.

Other Termination of Employment Arrangements

Pursuant to the terms of an offer letter between Mr. McDade and the Company, dated October 24, 2002, Mr. McDade was offered employment with the Company in the position of ~~CEO~~chief executive officer. Pursuant to the terms of the offer letter, in the event that Mr. McDade’s employment is terminated by us without “cause” (as defined in the ERSP), and upon his execution and delivery to us of a general release in a form reasonably satisfactory to the Company, Mr. McDade will be entitled to salary and bonus continuation at the same level as the most recently awarded bonus or at the maximum bonus rate if such termination occurs prior to his first bonus, but excluding other employment benefits, for one year from the date of such termination, or until Mr. McDade accepts a full time position with another company, whichever occurs first, less standard withholdings and deductions.

In connection with Dr. Laurence Korn’s resignation as Chief Executive Officer of the Company, effective on May 1, 2002, we entered into a Special Compensation and Continued Employment Agreement (the “Continued Employment Agreement”) with Dr. Korn pursuant to which Dr. Korn remained Chairman of the Board and responsible for certain other duties described in the Continued Employment Agreement. During the remainder of Dr. Korn’s employment, Dr. Korn was entitled to receive the same salary, benefits and vesting of stock options as before his resignation, provided that, after April 30, 2004, his salary was subject to re-negotiation. The Continued Employment Agreement also provided for certain benefits to Dr. Korn in the event of an Involuntary Termination (as such term was defined in the Continued Employment Agreement) of Dr. Korn’s employment with the Company. These benefits included payment to Dr. Korn of his salary for a specified period at the same rate as immediately prior to the date of the Involuntary Termination and acceleration of vesting of certain stock options held by him. On March 26, 2004, the Company and Dr. Korn entered into Amendment No. 1 to the Special Compensation and Continued Employment Agreement (the “Amended Agreement”). Pursuant to the Amended Agreement, immediately following the adjournment of the 2004 Annual Meeting of Stockholders (the “Resignation Date”), Dr. Korn resigned as Chairman of the Company’s Board and as an employee of the Company. On the Resignation Date, Dr. Korn delivered to the Company a signed general release as provided under the Amended Agreement and became entitled to a lump sum payment of $515,000 in addition to his accrued but unused vacation time, less applicable withholding taxes. Dr. Korn also became vested in 12 months of unvested stock options previously granted to him under the Company’s stock option plans and continued to receive certain current fringe benefits for a period of one year from the Resignation Date. The Company continued to provide Dr. Korn with his currently leased office space without charge until February 28, 2005.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Karen Dawes and Max Link. Until April 2005, the Committee was comprised of George Gould, Karen Dawes and Jon Saxe. In April 2005, Mr. Gould and Mr. Saxe resigned from the Committee and Max Link was appointed to the Committee following such resignations, effective as of June 8, 2005. No member of the Compensation Committee during fiscal year 2005 has been an officer or employee of the Company or any of its subsidiaries, or has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. No interlocking relationships existed during fiscal year 2005 between any member of the Company’s Compensation Committee and any member of any other company’s board of directors or compensation committee.

Certain Relationships and Related Transactions

During fiscal year 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer or holder of more than 5% of any class of voting securities of the Company and members of such person’s immediate family had or will have a direct or indirect material interest, other than the transactions described in “Employment Contracts, Change of Control Arrangements, Termination of Employment Arrangements.” Further, in fiscal year 2005, there has not been any relationship involving a director of the Company as described in Item 404(b) of Regulation S-K promulgated by the Securities and Exchange Commission.

Indebtedness of Management

In March and June 2002, we lent an aggregate of $150,000 to Mr. Brett Schmidli for the purchase of a home in Minnesota in connection with his commencement of employment with us at our Plymouth, Minnesota location. (The loan was made prior to the enactment of the Sarbanes-Oxley Act of 2002, which now prohibits such loans.) The loan is evidenced by two promissory notes, one for an amount of $50,000 (the “Forgivable Loan”) and one for an amount of $100,000 (the “Repayable Loan”). Each of the Forgivable Loan and the Repayable Loan bears interest at the minimum interest rate required to be charged on a loan to avoid the imputation of interest income under the Internal Revenue Code which is 4.52% on the Forgivable Loan and 4.74% on the Repayable Loan.

Pursuant to the terms of the Forgivable Loan, provided Mr. Schmidli remains a full-time employee of the Company, accumulated interest will be forgiven on each anniversary date of the loan, and, in addition, one-half of the principal amount will be forgiven on the second anniversary of the loan and the remaining balance of the principal amount will be forgiven on the fourth anniversary of the loan. If Mr. Schmidli’s full-time employment with the Company is terminated at any time before the Forgivable Loan is forgiven, any unforgiven portion of the Forgivable Loan will become immediately due and payable. The Repayable Loan is repayable as follows: (1) on each of the first and second anniversary dates of the loan, all then-accrued and unpaid interest is due; (2) on the third anniversary date of the loan, 50% of the principal as well as any then-accrued and unpaid interest is due; and (3) on the forth anniversary date of the loan, the balance of all principal as well as any then-accrued and unpaid interest under the loan is due. If Mr. Schmidli’s full-time employment with the Company is terminated at any time before the Repayable Loan is repaid, any non-repaid portion of the Repayable Loan will become immediately due and payable.

Mr. Schmidli’s employment with the Company was terminated effective January 1, 2006. Mr. Schmidli is no longer an officer of the Company. However, Mr. Schmidli entered a consulting agreement with the Company effective December 31, 2005 until December 31, 2006. Pursuant to the consulting agreement, Mr. Schmidli’s consultancy shall be considered to be full-time employment with the Company for the purpose of these two Forgivable Loan and the Repayable Loan.

In September 2000, we lent $50,000 to Mr. Jaisim Shah in connection with his commencement of employment with us. (The loan was made prior to the enactment of the Sarbanes-Oxley Act of 2002, which now prohibits such loans.) The loan is evidenced by a promissory note in the amount of $50,000 (the “Loan”). The Loan bears interest at the rate of 6.22% per annum. Pursuant to the terms of the Loan, provided Mr. Shah remains a full-time employee of the Company, accumulated interest will be forgiven on each anniversary date of the loan, and, in addition, the principal amount will be forgiven on the fourth anniversary of the loan. If Mr. Shah’s full-time employment with the Company is terminated at any time before the Loan is forgiven, all principal and interest accrued will become immediately due and payable.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION (1)

The Compensation Committee (the “Committee”) is comprised of members of the Board of Directors who the Board of Directors has determined are “independent directors” for purposes of the Nasdaq Marketplace Rules. The current members of the Committee are Karen Dawes and Max Link. Until April 2005, the Committee was comprised of George Gould, Karen Dawes and Jon Saxe. In April 2005, Mr. Gould resigned from the Board of Directors and Mr. Saxe resigned from the Committee and Max Link was appointed to the Committee following such resignations, effective as of June 8, 2005.

The Board of Directors has adopted a written charter establishing the responsibilities and authority of the Committee. Under its charter, the Committee is responsible for discharging the responsibilities of the Board of Directors relating to the compensation and benefits of the Company’s executive officers, including administering the policies governing annual compensation of executive officers and, after considering the performance of the Company and the Company’s executive officers, approving the grant of stock options to eligible executive officers under the Company’s stock option plans, recommending to the Board of Directors the bonus and annual salary component of the chief executive officer’s compensation, and approving the bonus and annual salary component of the other executive officers’ compensation.

Compensation Policies

The goals of the Company’s executive compensation programs are to attract, retain and reward executive officers who contribute to the overall success of the Company and to align the interests of the executive officers with the long-term interests of stockholders. The Committee aims to meet these goals through its policy of offering compensation packages that are competitive within the Company’s industry. The Committee evaluates the extent to which individual executives contribute to achieving the Company’s business and scientific objectives, and high performing executives are rewarded using annual base salary merit increases, cash bonuses and stock option grants.

To assist the Committee in setting the levels of compensation for each executive officer, the Company’s human resources staff provides the Committee with salary, bonus and option survey data from third party sources. The Committee uses this survey data to compare the compensation paid to executive officers of the Company with compensation awarded by other companies in the biotechnology and pharmaceutical industries. In setting the compensation of the chief executive officer, the Committee utilizes an independent compensation consultant to assist it in defining a peer group of similar companies in the Company’s industry and to provide a comparison of the compensation paid to the Company’s chief executive officer with that paid to chief executive officers in the peer group of companies. It is the Committee’s policy to establish annual bonus opportunities as a significant component of each executive officer’s annual compensation and to award these bonuses based upon the achievement of individual and Company performance objectives. Finally, the Committee believes that employee equity ownership is highly motivating and provides the Company’s executive officers with a significant incentive to create value for our stockholders. For this reason, the Committee relies on stock option grants and stock ownership as a performance incentive for executive officers.

Compensation Components

Salaries, annual bonus opportunities and stock option grants for executive officers are initially set based on negotiation with individual executive officers ~~at the time of recruitment~~, taking into consideration total compensation for comparable positions in similar industries, salaries and stock option grants earned by the other executive officers of the Company, and the individual’s experience, reputation in his or her industry and expected contributions to the Company. Additionally, due to the high cost of living in the Company’s San Francisco Bay Area headquarters location, the Company may in some instances pay relocation or hiring bonuses in order to attract executive officers and other key personnel from outside of the Company.

Subsequent annual changes to the compensation package for each executive officer (including base salary adjustment, bonus, stock option grant, and restricted stock grant) are based on the Committee’s determination of the extent to which the Company has achieved its corporate goals, the extent to which the executive officer has met or exceeded individual goals, competitive compensation data and the Company’s annual merit increase budget established by the Committee. In the last quarter of each year, the Board of Directors establishes annual corporate financial and business goals for the following year. An executive officer’s individual goals are determined annually by the chief executive officer and relate to strategic goals within the responsibility of that executive officer, such as the achievement of critical milestones in the Company’s development of its products and capabilities, the identification of new research targets, the

(1)	The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Company’s ability to enter into new licensing and other collaborative arrangements and the officer’s ability to recruit and retain qualified employees. Performance assessments for each individual are presented by the chief executive officer and are reviewed by the Committee. The ~~review~~assessment includes feedback from supervisors, peers and subordinates of the Company’s executive officers.

The Committee reviewed the 2004 salaries of the Company’s executive officers in February 2005. In determining a budget for merit-based salary increases for 2005, the Committee took into account competitive salary survey data provided by the Company’s human resources staff. For 2005, the Committee established a merit-based salary increase budget equal to approximately four percent of aggregate executive officer base salaries. Individual executive officer salary increases were proposed by the chief executive officer and were evaluated by the Committee, taking into account competitive market comparisons and each executive officer’s individual performance. Merit-based salary increases for the Company’s executive officers, other than the chief executive officer, approved by the Committee for 2005 ranged from zero percent to six percent, with an average merit-based salary increase of 3.3%. In addition, several executive officers received salary increases based upon promotions or market-based adjustments.

In awarding annual bonuses to its executive officers, the Committee first determines the extent to which the Company has successfully achieved the corporate goals previously specified by the Board of Directors. Based on the successful completion of significant corporate goals in 2004 and 2005, including the achievement of business development milestones, the integration of ESP Pharma, Inc. into the Company, the progress of key research projects and clinical trials, and the recruitment of new personnel, and on an evaluation of compensation practices at comparable companies, the Committee established, in February 2005 and February 2006, the size of the Company’s annual bonus pool to be awarded for 2004 and 2005 performance, respectively, and set a range of bonus levels for which the Company’s executive officers, excluding the chief executive officer, would be eligible, expressed as a percentage of the officer’s annual salary. Within the applicable range, the Committee determined the bonus for each executive officer (other than the chief executive officer) based on the Committee’s evaluation of the individual’s performance, including the contribution of the individual executive officer to the corporate goals and the recommendation of the chief executive officer. The bonus for the chief executive officer was determined as described below.

The Company also uses a merit-based stock option compensation program for all employees of the Company, pursuant to which the Committee considers awarding stock option grants or restricted stock grants to executive officers annually. The Committee evaluates the performance of each executive officer, including the achievement of individual goals, as described above. Depending on their positions, certain executive officers were eligible to receive stock option grants ranging from 8,500 to 37,000 shares while other executive officers were eligible to receive restricted stock awards ranging from 2,500 to 16,200 shares. In July 2005, the Committee approved either stock option grants or restricted stock awards to all of the eligible officers of the Company. The exercise price for all stock options granted by the Committee was equal to the closing price of the Company’s Common Stock as quoted on the Nasdaq National Market on the date of award.

Chief Executive Officer’s Compensation

The Committee intends that the chief executive officer’s compensation be competitive within the Company’s industry and ~~responsive to~~commensurate with the achievement by the chief executive officer and the Company of specific corporate goals. The chief executive officer’s goals are approved by the Committee and relate to the overall success of the Company in achieving its goals. The Committee engages an independent consultant to advise it on the chief executive officer’s compensation. The consultant performs a competitive analysis of the total compensation, including both cash and equity compensation, of chief executive officers of a selected peer group of biotechnology and pharmaceutical companies. This analysis assists the Committee to establish the range of chief executive officer total compensation within the Company’s industry. The Committee generally targets the Company’s chief executive officer compensation within the middle of the peer group range if the chief executive officer’s goals are met.

In February 2005, the Committee evaluated Mr. McDade’s performance during 2004 to determine whether and to what extent it would recommend to the independent members of the Board of Directors that the Company award Mr. McDade a bonus for his performance in 2004 (payable out of the Company’s 2004 bonus pool) and a merit increase to his base salary. The Committee determined that Mr. McDade exceeded his specific goals for 2004, including advancing the Company’s clinical pipeline, driving the organization towards commercialization, developing corporate partners, and managing to budget. The Committee therefore recommended to the Board of Directors, and the Board approved, the payment to Mr. McDade of a bonus for service in 2004 equal to $312,000, which equals 60% of Mr. McDade’s 2004 base salary, and a merit increase in Mr. McDade’s base salary from $520,000 to $546,000, an increase of $26,000 or 5%.

In July 2005, the Committee reviewed Mr. McDade’s performance and progress on obtaining the Company’s strategic objectives, including the integration of ESP Pharma, Inc., which the Company acquired in March 2005, and reviewed the compensation of chief executive officers at biotechnology companies comparable to the Company. Based on this review, the Committee recommended to the Board of Directors, and the Board approved, the payment to Mr. McDade of a bonus equal to $100,000, which equals approximately 18% of Mr. McDade’s 2005 base salary, and a grant of restricted stock to Mr. McDade of 60,000 shares, which shares are subject to a risk of forfeiture that lapses with respect to 25% of the shares annually.

In February and March 2006, the Committee evaluated the performance of Mr. McDade and the Company during 2005, the compensation of other Company executives and market data regarding salary and bonuses for chief executive officers at biotechnology companies comparable to the Company to determine whether and to what extent it would recommend to the independent members of the Board of Directors that the Company award Mr. McDade a bonus for his performance in 2005 (payable out of the Company’s 2005 bonus pool) and a merit increase to his base salary. The Committee determined that Mr. McDade was instrumental in the acquisitions of ESP Pharma, Inc. and the Company’s Retavase® product, the integration of these acquisitions with the Company’s business, consummation of the partnerships with Biogen Idec and Roche, expansion of the Company’s business operations and the timely execution of the Company’s business plans. The Committee therefore recommended to the Board of Directors, and the Board approved, the payment to Mr. McDade of a bonus for service in 2005 equal to $400,000, which equals approximately 73% of Mr. McDade’s 2005 base salary, and a merit increase in Mr. McDade’s annual base salary from $546,000 to $600,000, an increase of $54,000 or approximately 10%.

Compliance with Internal Revenue Code Section 162(m)

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility for federal income tax purposes of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from the Company’s annual bonus plan and restricted stock awards granted under the 2005 Equity Incentive Plan does not qualify for an exemption from these restrictions, while income from stock options granted under the 1999 Stock Option Plan or the 2005 Equity Incentive Plan generally qualifies for an exemption from these restrictions. Those members of the Committee who qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m) (George M. Gould and Karen Dawes prior to the resignation of Mr. Gould in April 2005 and Max Link and Karen Dawes thereafter) have been solely responsible for granting stock options to executive officers. Jon Saxe, who does not qualify as an outside director for the purposes of Section 162(m), did not participate in decisions regarding the grant of such options. In the future, the Committee will continue to evaluate the advisability of exempting executive compensation from the deductibility limits of Section 162(m). The Committee’s policy is to qualify the Company’s executives’ compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with the Company’s compensation objectives.

2005 Compensation Policy Changes

The Committee considered the need for changes to the Company’s broad-based equity incentive program and proposed certain changes to the stockholders for their approval at the 2005 annual meeting. Historically, the Committee had relied exclusively on stock options to provide equity incentives for the Company’s executive officers. However, the Committee determined that, in light of the pending changes in accounting principles applicable to stock-based compensation, an expanded range of stock-based and cash-based compensation incentives, including stock appreciation rights and restricted stock awards, may be better suited to assisting the Company to meet its goals. For this reason, the stockholders were asked to approve, and approved, at the annual meeting the adoption of a new 2005 Equity Incentive Plan.

Stock Ownership Guidelines

The Board of Directors has also adopted Stock Ownership Guidelines requiring minimum ownership levels for certain individuals of Company common stock from all sources, including personal and trust holdings, restricted stock and exercised stock options. These Guidelines apply to the Company’s chief executive officer, the next five most highly compensated officers (determined by base cash compensation) and the nonemployee members of the Board of Directors.

Within seven years following the adoption of these Guidelines, if the covered individual is currently employed by the Company, or within seven years following the later commencement of the covered individual’s relationship with the Company, nonemployee directors and the chief executive officer are expected to own shares equal in value to three times his or her annual cash retainer or base salary, as applicable, and covered executive officers (other than the chief executive officer) are expected to own shares equal in value to two times his or her annual base salary. The Board of Directors is permitted, in its discretion, to waive the application of the Guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of the Guidelines would result in a hardship.

COMPENSATION COMMITTEE

Karen Dawes Max Link, Ph.D.

REPORT OF THE AUDIT CO MMITTEE (1)

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005. The Audit Committee is comprised of members of the Board of Directors who the Board of Directors has determined are “independent directors” for purposes of the Nasdaq Marketplace Rules. The current members of the Audit Committee are Jon Saxe, Max Link and Karen Dawes. George M. Gould served as a member of the Audit Committee from January 2005 through April 2005 and Mr. Saxe was appointed to the Audit Committee following the expiration of Mr. Gould’s term as a member of the Board of Directors. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a formal written charter available in the “Investors” section on the Company’s website at www.pdl.com and attached as Appendix C to the Company’s Proxy Statement for its 2004 Annual Meeting of Stockholders.

The Company’s management has the primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Company’s Annual Report on Form 10-K with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed the Company’s consolidated audited financial statements with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company’s consolidated audited financial statements with generally accepted accounting principles in the United States. Ernst & Young LLP is also responsible for auditing management’s assessment of effectiveness of internal control over financial reporting, including a discussion of management’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as amended by SAS 90 (Audit Committee Communications), which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, which relates to the independent registered public accounting firm’s independence from the Company and its related entities, and discussed with Ernst & Young LLP that firm’s independence from the Company. The Audit Committee met with Ernst & Young LLP with and without management present, to discuss the results of their examination, their consideration of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Karen Dawes
Max Link, Ph.D.
Jon Saxe

(1)	The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPARISON OF STOCKHOLDER RETURNS (1)

Comparison of Cumulative Total Returns(2) From January 1, 2001 through December 31, 2005.(3)

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
PDL	100.00	75.51	19.57	41.21	47.56	65.43

Amex Biotech Index	100.00	91.53	53.32	77.26	85.80	107.34

Nasdaq National Market	100.00	79.44	54.92	82.11	89.35	82.07

(1)	The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
(2)	Annual relative change in the cumulative total returns on ~~the Company’s~~our common stock with the Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq National Market (U.S. Companies) and the American Stock Exchange Biotechnology Index (“AMEX-Biotech Index”). AMEX-Biotech Index is calculated using equal dollar weighting methodology.
(3)	Assumes that $100.00 was invested on January 1, 2001, in ~~the Company’s~~our common stock at the closing sale price for the Company’s Common Stock on December 31, 2000 and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on ~~the Company’s~~our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer, and beneficial owner of more than 10% of a registered class of equity securities of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 is required by Section 16(a) of such act to report to the SEC by a specified date his or her transactions in our securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. To our knowledge, based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners under Section 16(a) were complied with during the year ended December 31, 2005, with the exception of the following:

•	George T. Jue was designated as an officer subject to Section 16(a) on June 8, 2005, and filed a delinquent Form 3 on August 2, 2005.

•	Jon S. Saxe, a director on our Board, filed a delinquent Form 4 on October 20, 2005 with respect to a transaction in our securities that occurred on October 4, 2005.

•	David Iwanicki, an officer subject to Section 16(a), filed a delinquent Form 4 on February 15, 2006 with respect to a transaction in our securities that occurred on July 13, 2005.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be included in the Company’s Proxy Statement for the next annual meeting of stockholders of the Company (i) must be received no later than January 1, 2007 by the Company at its offices at 34801 Campus Drive, Fremont, California 94555, and (ii) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company’s Proxy Statement for that meeting. Should a stockholder proposal be brought before the 2006 Annual Meeting of Stockholders, regardless of whether it is included in the Company’s proxy materials, the Company’s management proxy holders will be authorized by the Company’s proxy form to vote for or against the proposal, in their discretion, if the Company does not receive notice of the proposal at its principal executive offices prior to the close of business on March 9, 2007. Should a stockholder proposal be brought before the 2006 Annual Meeting of Stockholders, and such proposal is received by the Company after January 1, 2007 but before March 9, 2007, the Company’s management proxy holders will be authorized by the Company’s proxy form to vote for or against the proposal, in their discretion, if the Company includes in its proxy materials advice on the nature of the matter and how the management proxy holders intend to vote on such proposal; however, the management proxy holders will not be given such discretionary authority with respect to any proposal for which the stockholder submitting the proposal: (i) provides the Company with a written statement before March 9, 2007 that such stockholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal; (ii) includes the same statement in the proxy materials it files; and (iii) immediately after soliciting the percentage of stockholders required to carry the proposal, provides the Company with a statement from any solicitor or other person with knowledge that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Andrew L. Guggenhime

Andrew L. Guggenhime Senior Vice President and Chief Financial Officer

Dated: May 15, 2006

PROXY

PDL BIOPHARMA, INC.

Proxy for Annual Meeting of Stockholders, June 14, 2006 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark McDade and Andrew Guggenhime, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in PDL BioPharma, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at the Company’s headquarters at 34801 Campus Drive, Fremont, CA 94555, on Wednesday, June 14, 2006 at 10 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement dated May 1, 2006, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2005, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

34801 CAMPUS DRIVE FREMONT, CA 94555

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by PDL BioPharma Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PDL BioPharma Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PDLAB1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PDL BIOPHARMA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

A vote FOR all directors and matters submitted is recommended by the Board of Directors:

1. ELECTION OF DIRECTORS listed below:

Nominees:

01) Karen A. Dawes 02) Bradford S. Goodwin 03) Mark McDade

For Withhold For All To withhold authority to vote for any individual All For All Except nominee, mark “For All Except” and write the nominee’s name on the line below.

For Against Abstain

Vote on Proposals

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals.

EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT THE SHARES WILL BE REPRESENTED AT THE MEETING.

Please sign exactly as names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date